EXHIBIT 10.94

MASTER DEVELOPMENT AGREEMENT

THIS MASTER DEVELOPMENT AGREEMENT (this “Agreement”) is made on and effective from this 4th day of February, 2009 (“Effective Date”), between Guardian Technologies International Inc., (“Guardian”), a Delaware corporation having its principal place of business at 516 Herndon Parkway, Suite A, Herndon, VA, 20170, Aurum Innova (Pty) Ltd (“Innova”), a South African company having its principle place of business at The Ridge, 29 Queens Road, Parktown, Johannesburg, 2001, South Africa.  Capitalized terms used in this Agreement have the meanings given in Section 11.5 or in the context in which the term is used.

BACKGROUND

1.1

Guardian owns rights to certain knowledge, trade secrets, proprietary intellectual property, and patent applications for image clarification, visualization, and computer-aided-detection based on its 3i and algorithmic technologies for use in automated medical applications for clarification, visualization, detection and quantification and staging of diseases (collectively “Signature Mapping™”).

1.2

Innova has experience in and own rights to certain know-how and intellectual property relating to developing country medical needs, influential contacts, access to funding sources, specialized clinical knowledge, clinical research, management expertise, product evaluation capabilities and access to grant development applicable to the treatment of diseases including tuberculosis (TB), silicosis and malaria.

1.3

The Parties believe there is a substantial worldwide market opportunity for products and services aimed at the screening, early detection and staging of diseases including TB, silicosis and malaria, and desire to work together to pursue the development of Signature Mapping™ enabled products for the detection of such diseases (each, a “Product” and, collectively, the “Products”).

1.4

The Parties desire to enter into a definitive agreement with respect to the research, development, and commercialization of the Products for sale to national, regional, provincial, and municipal governments as well as private health institutions and organizations in Africa, and for eventual worldwide market distribution.

PROJECTS

Each Project to be Subject to a Project Specification.  The Parties will enter into separate project specifications and project plans (each, a “Project Specification”) for each Product they intend to develop under this Agreement.  In addition, from time to time Innova and Guardian may have opportunities to collaborate on projects funded by grants that may be available to either Party.  If these opportunities are in line with Innova’s and Guardian’s overall strategies, the Parties may enter into a Project Specification under this Agreement to pursue and exploit those opportunities.  Except as specified in this Agreement or as required to meet statutory or regulatory requirements, no Project Specification may change the terms of this Agreement.  However, each Project Specification will specify, to the extent reasonably possible, the details and goals of the Product development, evaluation and distribution as set forth in Sections 3 and 4 below.  All Project Specifications must be in the form of the Project Specification for the TB Product that is attached to this Agreement as Exhibit 1.  No Project Specification will be binding on any Party until it has been executed by authorized representatives of that Party.  The term “this Agreement” includes any duly executed Project Specifications, except where the context of the usage of the term does not permit it to include Project Specifications.

PRODUCT DEVELOPMENT AND EVALUATION.

3.1

Provision of Testable Material.  At its own expense, Innova will establish and determine in accordance with diagnostic and treatment exigencies, the presentation criteria and protocols for the collection of, and will collect “truthed” (positive and negative for the disease applicable to the Project Specification) project specimens and deliver digital image samples of those specimens to Guardian.  The digital images must be of sufficient quantity for Guardian to perform proof of concept testing showing the ability of the Signature Mapping™ technology to detect and quantify automatically the targeted areas of interest in actual samples.

3.2

Proof of Concept Testing.  At its own expense, Guardian will plan, develop and conduct the proof of concept testing described in Section 3.1.  Innova will, in cooperation with Guardian, provide final approval for specifications and requirements for each Product to be so tested pursuant to this Agreement in accordance with the time period specified in the Project Specification.  Innova will cooperate in such testing as reasonably requested by Guardian.  The criteria for determining whether the proof of concept is successful will be set forth in the Project Specification.

3.3

Commercial Product Development.

(a)

Once the concept has been proven as specified in Section 3.2, Innova will raise the funds specified in the relevant Project Specification to complete the development of the Product.  Innova will make every reasonable effort to obtain the necessary funding (whether from grants or other funding sources, and potentially both from in South Africa and in other countries), but not be under an obligation to provide the funds themselves. Guardian will cooperate in the fundraising efforts as reasonably requested by the Innova, including by providing information in Guardian’s possession as reasonably requested by Innova.  If Innova is not able to find full funding, Guardian may work with other organizations to obtain funds; but in such event Innova will continue to remain committed to the success of the Project and will continue to provide the other support and meets its other obligations under this Agreement with respect to the Project in question.  If Innova is not able to obtain full funding or if the funding is exhausted prior to the completion of development of the Product, Guardian may elect to terminate the Project Specification or to proceed with development, in its discretion.

(b)

The Parties will work together to establish an appropriate development program for each Product such that the Product may be made commercially available.  Such efforts may include establishing Product specifications and requirements and developing and executing clinical Product investigation and validation programs. Product specifications may include descriptions of mutually agreed upon Joint Intellectual Property development. Once the Parties have mutually agreed on the Product development program, the Parties shall mutually agree upon the sole responsibility for the Product development.

PRODUCT DISTRIBUTION.

4.1

Generally.  Unless otherwise specified in the relevant Project Specification, the Parties shall be jointly responsible for identifying and securing distribution for the Products by entering into contracts with third parties (“Distribution/Value Added Reseller Agreements”).  Innova will cooperate in such efforts as reasonably requested by Guardian but will not function as a distributor of the Products unless otherwise specified in a Project Specification.  All Distribution/Value Added Reseller Agreements will contain Intellectual Property and Confidentiality provisions at least as protective of the rights of the Parties as those included in this Agreement.  No Distribution/Value Added Reseller Agreement may preclude Innova from promoting the use and encouraging the purchase of the Products, nor may any Distribution/Value Added Reseller Agreement reduce or eliminate the rights of Innova set forth in Section 4.2.

4.2

Rights of Innova.

(a)

Guardian will disclose to Innova the value of each Distribution/Value Added Reseller Agreement entered into for the Products.

(b)

Innova will be entitled to receive a mutually agreed upon royalty, on a product by product basis, based on a percentage of the Net Revenue received by Guardian through the Distribution/Value Added Reseller Agreements.  Such percentage shall be clearly delineated in the Product specifications for each product developed.

(c)

If Innova is directly responsible for the sale of a Product to a customer, Innova will be entitled to receive a mutually agreed upon additional commission on a product by product basis, based on the Net Revenue received by Guardian under the sales contract entered into by such customer.  Such percentage shall be clearly delineated in the Product specifications for each product developed. This commission percentage will be in addition to the royalty payable to Innova as provided in Section 4.2(b).

WARRANTY AND DISCLAIMER

5.1

Compliance with Laws.  Each Party warrants that it will, at its cost and expense, obtain all necessary regulatory approvals, licenses, and permits applicable to its business and comply with all laws applicable to its business and the performance of its obligations under this Agreement.

5.2

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTEGRATION, PERFORMANCE AND ACCURACY AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

LIMITATION OF LIABILITY

6.1

General.  If a Party (the “Claiming Party”) should become entitled to claim damages from another Party (the “Liable Party”) for any reason (including for breach of contract, breach of warranty, negligence or other tort claim), the Liable Party will be liable only for the amount of the Claiming Party’s actual direct damages up to the amounts paid to Innova by Guardian under Section 4.2 with respect to the Project Specification that is the subject of the claim during the eighteen (18) months prior to the month in which the most recent event giving rise to liability occurred; or, (ii) in the case of a claim relating to the Agreement generally, the total amounts paid to Innova by Guardian under Section 4.2 with respect to all Project Specification during the eighteen (18) months prior to the month in which the most recent event giving rise to liability occurred.  In no event, however, will a Party be liable to all the other Parties (in the aggregate for all claims made with respect to this Agreement) for more than the total amounts paid to Innova by Guardian under Section 4.2.  These limits also apply to Consultant’s subcontractors.  They are the maximum liability for which Consultant and its subcontractors are collectively responsible.

6.2

Exclusions of Damages.  In no event will a Party be liable for:  (i) any damages arising out of or related to the failure of another Party or its Affiliates to perform their responsibilities; (ii) any claims or demands of third parties; or (iii) any lost profits, loss of business, loss of data, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary or punitive damages, even if the Party has been advised of the possibility of such damages.  No Party will not be held responsible, or to have failed to meet its obligations under this Agreement, if it either delays performance or fails to perform as a result of any cause beyond its reasonable control.

6.3

Exceptions.  The limitations and exclusions of liability set forth in Sections 6.1 and 6.2 will not apply with respect to any of the following: (i) damages attributable to the intentional torts, unlawful conduct or gross negligence of a Party; (ii) claims that are the subject of indemnification pursuant to Section 6; (iii) damages attributable to a Party’s breach of its obligations with respect to Confidential Information of another Party; or (iv) damages attributable to a Party’s breach of its obligations with respect to Intellectual Property of another Party.

INDEMNITIES

7.1

Indemnity by Guardian.  Guardian will defend, indemnify and hold Innova (and their Affiliates, officers, directors, employees, agents and representatives) harmless from any and all third party claims, demands, liabilities, actions, suits, proceedings, losses, damages, judgments, expenses and/or costs (including actual attorneys’ fees and related costs) (collectively, “Claims”) based on or arising out of: (i) a breach by Guardian of any of the terms and conditions of this Agreement; or (ii) any Claim that any Guardian Intellectual Property infringes upon or violates any patent, copyright, trade secret, trade name or trademark, or any other proprietary right of any person not a party to this Agreement.

7.2

Indemnity by Innova.  Innova will defend, indemnify and hold Guardian (and its Affiliates, officers, directors, employees, agents and representatives) harmless from any and all Claims based on or arising out of: (i) a breach by Innova of any of the terms and conditions of this Agreement; or (ii) any Claim that any Innova Intellectual Property infringes upon or violates any patent, copyright, trade secret, trade name or trademark, or any other proprietary right of any person not a party to this Agreement.

7.3

Indemnification Procedures.  Each Party’s indemnification obligation in this Article 7 is conditioned on the indemnitee(s) cooperating fully in all respects in defense of the Claim, providing prompt notification of the Claim, and mitigating any actual or potential damages to the extent reasonably warranted after receiving notice of the Claim.  Each Party also represents and warrants to the other that it is not aware of any Claim subject to this Article 7 as of the Effective Date.

CONFIDENTIALITY.

8.1

Confidential Information.  “Confidential Information” means any information disclosed by any Party in writing, orally or by inspection of tangible objects (including information exchanged in contemplation of entering into this Agreement):  (i) in tangible form and marked or designated in writing in a manner to indicate it is confidential or a trade secret; or (ii) in intangible form and that either is of a nature that a reasonable person would understand to be confidential or a trade secret or is identified as confidential or a trade secret in a writing provided to the receiving party within thirty (30) business days after disclosure.  Confidential Information will not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (ii) becomes publicly known through no action or inaction of the receiving Party; (iii) is already in the possession of the receiving Party without obligation of confidentiality at the time of disclosure by the disclosing Party; (iv) is obtained by the receiving Party from a third party without obligation of confidentiality;or  (v) is independently developed by the receiving Party without use of or reference to the disclosing Party's Confidential Information.

8.2

Nondisclosure.  Confidential Information will remain the property of the furnishing Party, and the receiving Party will not be deemed by virtue of this Agreement or any access to the furnishing Party’s Confidential Information to have acquired any right, title or interest in or to the Confidential Information.  The receiving Party agrees:  (i) to hold the furnishing Party’s Confidential Information in strict confidence affording the furnishing Party’s Confidential Information at least the same level of protection against unauthorized disclosure or use as the receiving Party normally uses to protect its own information of a similar character, but in no event less than reasonable care; (ii) to limit disclosure of the furnishing Party’s Confidential Information to personnel having a need to know the information for the purposes of this Agreement; (iii) not to disclose any such Confidential Information to any third party; (iv) to use the furnishing Party’s Confidential Information solely and exclusively in accordance with the terms of this Agreement in order to carry out its obligations and exercise its rights under this Agreement; and (v) to notify the furnishing Party promptly of any unauthorized use or disclosure of the furnishing Party’s Confidential Information and cooperate with and assist the furnishing party in every reasonable way to stop or minimize such unauthorized use or disclosure.

8.3

Compelled Disclosure.  If the receiving Party receives a subpoena or other valid administrative or judicial notice requesting the disclosure of the furnishing Party’s Confidential Information, the receiving Party will promptly notify the furnishing Party.  If requested, the receiving Party will provide reasonable cooperation to the furnishing Party in resisting or limiting the disclosure at the furnishing Party’s expense.  Subject to its obligations stated in the preceding sentence, the receiving Party may comply with any binding subpoena or other process to the extent required by law, but will in doing so make every effort to secure confidential treatment of any materials disclosed.

8.4

Return or Destruction.  Upon termination or expiration of this Agreement, the receiving Party, at the furnishing Party’s option, will return or destroy all Confidential Information of the furnishing party that the receiving party does not possess under a valid license.

8.5

Specific Performance.  Breach of the provisions of this Section 8 may not be susceptible to the calculation of money damages and the recipient of Confidential Information shall not object to the form of relief prayed for by the disclosing party in any proceeding for specific performance or injunctive relief pursuant to this Section 8.  Nothing in this Section 8.5, however, may be construed as precluding the recipient of Confidential Information from objecting to the relief prayed for on substantive grounds or otherwise asserting any defense or rebuttal as to the merits of such a claim.

INTELLECTUAL PROPERTY

9.1

IP Definitions.  As used in this Agreement:

(a)

“Intellectual Property” means all (i) patents, patent applications, patent disclosures, inventor certificates, disclosing or claiming any invention (whether patentable or not), including any division, continuation, reissue, reexamination, substitute, continuation-in-part, provisional and extension thereof and/or foreign counterpart for the same, (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration of any of them, together with all of the goodwill associated with them, (iii) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications for registrations, (iv) trade secrets, know-how and other Confidential Information, (v) waivable or assignable rights of publicity and waivable or assignable moral rights, (vi) unregistered and registered design rights and any applications for registration of them, and (vii) database rights and all other forms of intellectual property, such as data and databases.

(b)

“Background Intellectual Property” means any Intellectual Property developed or otherwise acquired by a Party (i) prior to or outside the scope of this Agreement, or (ii) subsequently created and owned by the Party outside the scope of and independent from the Agreement;

(c)

“Foreground Intellectual Property” means any Intellectual Property developed by employee(s) of one or more Parties in performance of this Agreement that does not modify and is not dependent upon Background Intellectual Property;

(d)

“Joint Intellectual Property” means any Intellectual Property that is developed jointly by employees of both Parties in performance of this Agreement, and specifically designated in writing as part of the Product specifications, shall be designated as Joint Intellectual Property in this Section 9.

9.2

Modifications to Background Intellectual Property.

(a)

Any Intellectual Property developed by employee(s) of one or more Parties in performance of this Agreement that modifies or is dependent upon Background Intellectual Property of only one Party will be solely owned by the Party that owns the Background Intellectual Property modified or upon which the Intellectual Property is dependent, unless otherwise agreed in writing by the Parties.

(b)

Any Intellectual Property developed by employee(s) of one or more Parties in performance of this Agreement that modifies or is dependent upon Background Intellectual Property of more than one Party will be Joint Intellectual Property, unless otherwise agreed in writing by the Parties.

9.3

Ownership of Foreground Intellectual Property.  Foreground Intellectual Property developed by employee(s) of only one Party will be solely owned by the Party whose employee(s) developed the Foreground Intellectual Property, unless otherwise agreed in writing by the Parties.  Any Foreground Intellectual Property developed by employee(s) of more than one Party will be Joint Intellectual Property, unless otherwise agreed in writing by the Parties.

9.4

Ownership of Joint Intellectual Property.

(a)

Joint Intellectual Property will be jointly owned by the Parties.  Each Party will have an equal undivided interest in Joint Intellectual Property.  Each Party agrees to use commercially reasonable efforts to maintain Joint Intellectual Property as confidential and proprietary in the same manner it treats its own Intellectual Property of a similar character.  Each Party will be free to make, use, sell and import/export products or processes incorporating Joint Intellectual Property without the consent of, or accounting to, any other Party, unless such Joint Intellectual Property incorporates another Party’s Foreground Intellectual Property or use of the Joint Intellectual Property would constitute an infringement of the other Party’s Intellectual Property Rights.

(b)

The Parties will communicate their interest in filing for patent protection with respect to jointly owned inventions and will determine the means for preparing, filing and prosecuting each application and patent, and for the payment of the expenses thereof.  A Party that chooses not to participate in the preparation, filing or prosecution of a patent application, or maintenance of any patent resulting such application, will relinquish to the other Party that undertakes such activities, its share of the title to such application and patent, but will retain for itself and its subsidiaries a fully paid-up, worldwide, royalty-free, nonexclusive, non-assignable license to make, have made, use, lease and sell, apparatus and/or methods under the patent.

(c)

The Parties will communicate their interest in registration of jointly owned copyrightable works or other Intellectual Property that are subject to registration and will cooperate in such registration.

(d)

Guardian will own all right, title and interest in and to all trademarks, service marks, logos and other designations of source used by Guardian with respect to the Products (the “Marks”).  All use of the Marks will enure solely to Guardian and Innova will have no license to use the Marks except in connection with their promotion of the Products under this Agreement as envisaged by Section 4.2(c).

(e)

Ownership of all rights, title and interest in and to all trademarks, service marks, logos and other designations of source used to develop jointly owned products (the “Joint Marks”) will enure to the Parties jointly unless otherwise determined by the Parties and reduced to writing.

(f)

Each Party agrees to use commercially reasonable efforts to maintain Joint Intellectual Property as confidential and proprietary in the same manner it treats its own Intellectual Property of a similar character.

TERM AND TERMINATION.

10.1

Term.  This Agreement shall take effect as of the Effective Date and remain in effect until terminated in accordance with this Section 10.

10.2

Termination for Convenience.  Guardian or Innova may terminate this Agreement for any reason by giving the other Party not less than one (1) year’s prior written notice setting forth the effective date of termination, but in no event prior to the completion of all Project Specifications.

10.3

Termination for Completion.  This Agreement with terminate automatically if at any time all Project Specifications under this Agreement are completed and there are no Products being marketed by either Party that are subject to this Agreement.  Where however, either Party at any time in the future subsequent to such automatic termination commences marketing any Products developed under or pursuant to Sections 3.1 and 9.2(b), the Agreement shall revive automatically, and the Parties shall agreed to negotiate in good faith any modifications to the compensation clauses of this Agreement.

10.4

Termination by Either Party for Cause.

(a)

In addition to its other rights under the Agreement, if Innova breaches in any material respect any of its duties or obligations under this Agreement, (i) and such breach is incapable of cure, or (ii) with respect to such breaches capable of cure, which breach is not cured within sixty (60) days after notice of breach from Guardian to Innova, then Guardian may terminate this Agreement or the Project Specification in question, in whole or in part, as of a date specified in the notice of termination.

(b)

In addition to its other rights under the Agreement, if Guardian breaches in any material respect any of its duties or obligations under this Agreement, (i) and such breach is incapable of cure, or (ii) with respect to such breaches capable of cure, which breach is not cured within sixty (60) days after notice of breach from Innova to Guardian, then Innova may terminate this Agreement or the Project Specification in question, in whole or in part, as of a date specified in the notice of termination.

(c)

If the Agreement is terminated as set forth in Section10.4(a)or 10.4(b), all Project Specification then in effect will also terminate.  If a Project Specification is terminated as set forth in Section 10.4(a)or 10.4(b), the Party terminating the Project Specification may terminate the Agreement as well, in which case all other Project Specification then in effect shall also terminate.

10.5

Continuing Obligations.

(a)

Survival.  The termination of this Agreement or any Project Specification entered into pursuant to this Agreement will not relieve either Party from its obligations that have accrued pursuant to the provisions of this Agreement or any Project Specification entered into pursuant to this Agreement to the date of termination.  In any event, Sections 7, 8 and 9 and any provision with terms providing for survival will survive termination of this Agreement for any reason.  Except in the case of a termination of Guardian for cause under Section 10.4(b), Guardian’s marketing rights to any Products under Section 4.1 and Innova’s rights to receive royalties with respect to the sale of Products under Section 4.2 will survive the expiration or termination of this Agreement.

GOVERNING LAW; CONSTRUCTION; CERTAIN DEFINITIONS

11.1

Governing Law.  This Agreement shall be governed, construed, and interpreted under the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.

11.2

Arbitration.  Any dispute arising out of or relating to the Agreement will be finally settled under the Rules of Conciliation and Arbitration ("Rules") of the International Chamber of Commerce ("ICC").  Such dispute shall be heard by one (1) neutral arbitrator admitted to practice law in the Commonwealth of Virginia and appointed in accordance with such Rules, unless such dispute arises with respect to a Party's attempted termination of this Agreement or is with respect to an event or condition that would give rise to a right of a Party to terminate this Agreement, in which case such dispute shall be heard by a panel of three (3) neutral arbitrators appointed in accordance with such Rules.  The arbitration shall be administered by the ICC.  The arbitration will be conducted in Paris, France, in the English language.  Each Party will bear its own expenses in the arbitration and will share equally the costs of the arbitration.  The arbitrator's award shall be final and shall not be reviewable by any court.  Judgment upon the award may be entered in any court having jurisdiction over the award or over the applicable Party or its assets.  Either Party will have the right to apply at any time to a judicial authority for appropriate injunctive relief (or other interim or conservatory measures), and by doing so will not be deemed to have breached its agreement to arbitrate or to have impaired the powers reserved to the arbitrators.

11.3

Limitation of Actions.  No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that (i) proceedings related to violation of a party’s proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and (ii) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

11.4

Interpretation.  Unless otherwise indicated, section references are to sections of the document in which the reference is contained.  References to numbered (or lettered) sections will be deemed to also refer to and include all subsections of the referenced section.  The section headings in this Agreement are intended to be for reference purposes only and will in no way be construed to modify or restrict any of the terms or provisions of this Agreement.  This Agreement will be deemed to have been written by both Parties.  Unless the context requires otherwise, (i) “including” (and any of its derivative forms) means including but not limited to, (ii) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something, (iii) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation, (iv) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in this Agreement in those and other circumstances, (v) use of the singular imports the plural and vice versa, and (vi) use of a specific gender imports the other gender(s).

11.5

Definitions.  For purposes of this Agreement, the following terms will have the definitions set forth below:

(a)

“Affiliate” with respect to an entity, means any other person or entity that is controlled by, in control of, or in common control with the entity.  For such purpose “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Party” means each of Guardian and Innova and “Parties” means Guardian and Innova collectively.

(c)

“Net Revenue” means any revenue actually received by Guardian pursuant to any contract or license and that is directly attributable to the sale of Products, excluding costs incurred by Guardian for shipping, insurance, taxes (other than net income taxes), returns, credits, commissions and out-of-pocket costs for collection, in accordance with generally accepted accounting principles, consistently applied and with allowance for non payment.

GENERAL

12.1

Assignment.  Neither Party may assign any rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign such rights and obligations under this Agreement to a third party pursuant to a merger, a sale of all or substantially all its assets to which this Agreement relates, a sale of a controlling interest of its voting stock, or such other corporate re-organization.

12.2

Contractual Relationship.  The Parties are, and at all times during the term of this Agreement will remain, independent contractors.  At no time will Guardian represent to any third party that it is the agent of Innova, authorize any of its employees to act on behalf of Innova or make any contracts, commitments, or undertake any obligations on behalf of Innova.  Likewise, at no time will Innova represent to any third party that either or both of them is the agent of Guardian, authorize any of either of their employees to act on behalf of Guardian or make any contracts, commitments, or undertake any obligations on behalf of Guardian.

12.3

Severability.  The provisions of this Agreement will be deemed severable, and the unenforceability of any one or more provisions will not affect the enforceability of any other provisions.  In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the Parties will substitute an enforceable provision that, to the maximum extent possible under applicable law, preserves the original intentions and economic positions of the Parties.

12.4

Waiver.  No failure or delay by a Party in exercising any right, power or remedy will operate as a waiver of that right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving Party.  If a Party waives any right, power or remedy, the waiver will not waive any successive or other right, power or remedy the Party may have under this Agreement.

12.5

Entire Agreement.  This Agreement, including any and all Exhibits to this Agreement and all Project Specifications entered into pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all promises and representations made by one Party to the other concerning the obligations to be performed under this Agreement.  This Agreement may not be released, discharged, supplemented, amended, or modified in any manner except by an instrument in writing signed by duly authorized representatives of the Parties.

12.6

Publicity.  No Party may use the name of another Party in connection with any advertising or publicity materials or activities without the prior written consent of that Party.  However, Guardian may include Innova’s name on Guardian’s list of business partners and may describe briefly, and in general terms, the nature of the work done by Guardian under this Agreement.  The Parties further agree that, within a reasonable time following the execution of this Agreement, the Parties will work toward developing a mutually agreeable statement for public use by the Parties such as in marketing materials and in their reports to stockholders and regulators.

12.7

Solicitation.  During the term of this Agreement and for twelve (12) months after its expiration or termination, no Party will, either directly or indirectly, solicit for employment or employ (except as permitted below) by itself (or any of its Affiliates) any employee of the other Party (or any of its Affiliates) who was involved in the performance of the Party’s obligations under this Agreement, unless the hiring Party obtains the written consent of the other Party.  The actual damages attributable to a breach of the provisions of this Section 12.7 would be difficult to determine and prove.  Accordingly, the parties agree that if a Party breaches this Section 12.7, the breaching Party will promptly pay the injured Party liquidated damages in an amount equal to the employee’s annual salary (including bonuses and incentive compensation) prior to the breach, such sum being a reasonable measure of the damages reasonably anticipated by the Parties.  The foregoing provision will not prohibit a general solicitation of employment in the ordinary course of business or prevent a Party from employing any employee who contacts such Party as a result of such a general solicitation or at his or her own initiative without any direct or indirect solicitation by or encouragement from such Party.

12.8

Exclusivity.  This Agreement is non-exclusive, and each Party is free to enter into agreements with third parties for the development of products similar to the Products contemplated by this Agreement, provided, however, that the Parties must comply with all their obligations under this Agreement.

12.9

Notices.  Any legal notice or other communication required or permitted to be made or given by a Party pursuant to this Agreement will be in writing, in English, and will be deemed to have been duly given:  (i) five (5) business days after the date of mailing if sent by registered mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of the notice is promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service.  All notices will be sent to a Party at its address as set forth below or at such other address as the Party may specify in a notice given in accordance with this section.

In the case of Innova:	with a copy of legal notices to:
Aurum Innova (Pty) Ltd. PostNet Suite 300 Private Bag X30500 Houghton 2041 Johannesburg, South Africa Attn: Dave Clark Fax: +27.11.4844682	Aurum Innova (Pty) Ltd c/o Statucor (Pty) Ltd Private Bag X60500 Houghton, 2041 South Africa Attn: Duncan Pask Fax: +27 86 660 4928
In the case of Guardian:	with a copy of legal notices to:
Guardian Technologies International Inc. 516 Herndon Parkway, Suite A Herndon, VA, 20170 USA Attn: Bill Donovan Fax: +1.703.464.5495	Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Blvd. 13th Floor McLean, VA 22102 USA Attn: Lawrence A. Schultis, P.C. Fax: +1.202.513.8027

12.10

Oral Notices.  Nothing contained in this Agreement will justify or excuse failure to give oral notice for the purpose of informing the other Party when prompt notification is appropriate, but such oral notice will not satisfy the requirement of written notice.

Each party has caused its authorized representative to execute this Agreement as of the Effective Date.

Aurum Innova (Pty) Ltd (“Innova”)
By: /s/ David Alan Clark
Name: David Alan Clark
Title: Director

Guardian Technologies International Inc (“Guardian”)
By: /s/ William J. Donovan
Name: William J. Donovan
Title: President & Chief Operating Officer

Exhibit 1.  Tuberculosis Project Specification

In consideration of the mutual understandings, set forth in this TB project, the parties have agreed to the following:

1.

The Parties believe there is a substantial worldwide market opportunity for an automated TB sputum detection product comprised of an optical microscope with an automated stage, a digital microscope camera and a graphics workstation on which Signature Mapping image analysis and patient laboratory information software is installed.  The Parties desire to work together to pursue the development and commercialization of Signature Mapping™ software in two Product versions: a “retrofit version” for existing fluorescence analogue microscopes which converts the existing microscope into a digital system and a new complete system version which will include a fluorescence microscope and the other components described above.

2.

Innova will collect and provide “truthed” sputum (TB and non-TB) slide specimens in digital image samples to enable Guardian to conduct and demonstrate a proof of concept of Signature Mapping’s ability to automatically detect and quantify TB bacteria in actual sputum samples.

3.

Upon successful completion of the proof of concept, Innova and/or Innova will endeavor by all reasonable means to raise the necessary funding, which is estimated to be $1 Million U.S. Dollars, to complete the development and validation of the Product under.  Guardian agrees to provide reasonable support to Innova in this fund raising effort.

4.

The objectives of the proof of concept are set forth in the following document; Progress in TB Sputum Signature Mapping Research, Signature Mapping Emulation of Microscope Multi-focal Detection Process, Guardian Technologies International, September 9, 2008.

Feasibility : Progress in TB Sputum Signature Mapping Research Signature Mapping emulation of microscopy multi-focal detection process

5.

The Parties agree to work jointly to establish appropriate product development programs and other key activities to ensure success in accordance with the schedule set forth in Signature Mapping for TB Sputum Timeline September thru December 2008, version 5, September 29, 2008.  This attached timeline supports the creation of the retrofit version, Innova and Guardian will agree on a timeline for a system to include an automated microscope and stage.  The activities to be performed by the Parties will include: acceptable performance specifications, product requirements, clinical product investigation and clinical validation programs, in accordance with the Customer Requirements: Signature Mapping for TB Sputum version 5, August 21, 2008.  The budget for these activities is set forth in Signature Mapping for TB Sputum Project Costs, created August 7, 2008.

Signature Mapping for TB Sputum Timeline

Customer Requirements: Signature Mapping for TB Sputum
Signature Mapping for TB Sputum Project Costs

6.

The Parties agree to work jointly to specify an initial Product including; development, evaluation implementation and launch strategy for South Africa, the African continent and other mutually agreed upon world markets.  Guardian agrees to disclose to Innova the financial terms of each distribution contract.

7.

The Parties acknowledge that distribution opportunities for the initial Product to other geographical TB markets outside of South Africa are presently unclear, including the specific distribution requirements necessary for successful product introduction.  The Parties will mutually develop a plan for each targeted geographical market with consideration for how Innova can participate in ongoing distribution activities outside South Africa.

8.

Innova will be entitled to receive a royalty of one and a half percent (1.5%) of the Net Revenue received by Guardian through Distribution/Value Added Reseller Agreements.

9.

If Innova is directly responsible for the sale of a Product to a customer, Innova will be entitled to receive additional commission of two percent (2%) of the Net Revenue received by Guardian under the sales contract entered into by such customer.  This two percent (2%) , by terms of this Agreement, will be in addition to the one and half (1.5%) payable to Innova under 8 above.